SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported): May 13, 2005

Commission File Number: 000-030813

AlphaRx, Inc.
(Exact name of registrant as specified in its charter)

Delaware	98-0177440
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

200-168 Konrad Crescent
Markham, Ontario, Canada L3R 9T9
(Address of principal executive offices)

Registrant's telephone number, including area code: (905) 479-3245

ITEM 4.02. NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

On May 13, 2005 AlphaRx, Inc.'s authorized officers were informed by our independent accountants that a restatement of profit and loss is required pursuant to EITF 98-5 for all reporting periods beginning with the quarter ended March 31, 2004.

During the period of February 28, 2004 until April of 2004, AlphaRx Inc. issued $1,161,000 in senior convertible debt together with detachable warrants. The conversion price for $861,000 of this debt was $0.10 and for the remaining $300,000 of the debt was $0.15. The warrants are exercisable at $0.30 and expire between July 21, 2007 and October 13, 2007.

EITF 98-5 requires recognition of a conversion feature that is in-the-money at issuance as additional paid in capital, measured by allocating a portion of the proceeds equal to the intrinsic value of that feature. The warrants require the recognition of additional expense and we are using the Black-Sholes Pricing Method to calculate that expense.

The impact of this restatement on all affected periods previously reported is as follows:

	AS	AS
	PREVIOUSLY	RESTATED
	REPORTED
Six months ended March 31, 2004

Net Loss	$(671,368)	$(1,532,368)

EPS basic and fully diluted	$(0.04)	$(0.09)

Nine months ended June 30, 2004

Net Loss	$(1,175,529)	$(2,336,529)

EPS basic and fully diluted	$(0.07)	$(0.14)

Year ended September 30, 2004

Net Loss	$(1,772,840)	$(4,197,999)

EPS basic and fully diluted	$(0.08)	$(0.18)

Three months ended December 31,
2004

Net Loss	$(444,434)	$(1,607,808)

EPS basic and fully diluted	$(0.01)	$(0.03)

These adjustments do not affect AlphaRx's cash position, nor is there any impact on shareholders' equity during any affected period. However, these adjustments will affect the financial statements filed in the annual report filed on December 9, 2004 and the quarterly reports filed on May 14, 2004, August 13, 2004, and February 14, 2005.

AlphaRx's authorized officers have discussed with our independent accountants the matters disclosed above and our independent accountants have been furnished with a copy of these disclosures. AlphaRx has requested that its independent accountants furnish a letter to the Securities and Exchange Commission as promptly as possible stating whether AlphaRx's independent accountants agree or disagree with these disclosures. This letter will be subsequently filed as an Exhibit to these disclosures as soon as it is available.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: May 13, 2005

______________________
Michael M. Lee, President